Exhibit Number 99.1

Investor Contact:	Thomas J. Aaron Executive Vice President and Chief Financial Officer (615) 465-7000

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES

FOURTH QUARTER AND YEAR-END 2017 RESULTS AND 2018 GUIDANCE

FRANKLIN, Tenn. (February 27, 2018) – Community Health Systems, Inc. (NYSE: CYH) (the “Company”) today announced financial and operating results for the three months and year ended December 31, 2017.

The following highlights the financial and operating results for the three months ended December 31, 2017. Certain items have been adjusted for items that management considers not reflective of ongoing operations as discussed further on pages 4 and 5 of this press release:

•	Net operating revenues totaled $3.059 billion and were adversely impacted by a $591 million increase in contractual allowances and provision for bad debts from the change in estimate further discussed below.

•	Net loss attributable to Community Health Systems, Inc. common stockholders was $(2.013) billion, or $(17.98) per share (diluted), compared with net loss of $(220) million, or $(1.99) per share (diluted) for the same period in 2016. Excluding the adjusting items as presented in the table in footnote (h) on page 17, net loss attributable to Community Health Systems, Inc. common stockholders was $(0.28) per share (diluted).

•	Adjusted EBITDA was $409 million.

•	Loss from continuing operations attributable to Community Health Systems, Inc. common stockholders was $(17.95) per share (diluted). Excluding the adjusting items as presented in the table in footnote (h) on page 17, loss from continuing operations attributable to Community Health Systems, Inc. common stockholders was $(0.25) per share (diluted).

•	Cash flow from operations was $156 million, compared with $327 million for the same period in 2016.

•	On a same-store basis, admissions decreased 1.7 percent and adjusted admissions decreased 0.9 percent, compared with the same period in 2016.

Net operating revenues for the three months ended December 31, 2017, totaled $3.059 billion, a 31.6 percent decrease, compared with $4.469 billion for the same period in 2016. As further discussed below, the financial results include a change in estimate recorded by the Company during the three months ended December 31, 2017 to increase contractual allowances and the provision for bad debts by a total of approximately $591 million as a result of information obtained from new accounting processes and methodologies implemented in preparation for the adoption of the new revenue recognition accounting guidance.

Loss from continuing operations attributable to Community Health Systems, Inc. common stockholders was $(2.010) billion, or $(17.95) per share (diluted), for the three months ended December 31, 2017, compared with $(211) million, or $(1.91) per share (diluted), for the same period in 2016. Excluding the adjusting items as presented in the table in footnote (h) on page 17, loss from continuing operations was $(0.25) per share (diluted).

Net loss attributable to Community Health Systems, Inc. common stockholders was $(2.013) billion, or $(17.98) per share (diluted), for the three months ended December 31, 2017, compared with $(220) million, or $(1.99) per share (diluted), for the same period in 2016. Excluding the adjusting items as presented in the table in footnote (h) on page 17, net loss attributable to Community Health Systems, Inc. common stockholders was $(0.28) per share (diluted), for the

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

three months ended December 31, 2017. For the three months ended December 31, 2017, loss from discontinued operations, net of tax, was approximately $(3) million, or $(0.03) per share (diluted). Weighted-average shares outstanding (diluted) were 112 million for the three months ended December 31, 2017, and 111 million for the three months ended December 31, 2016.

Adjusted EBITDA for the three months ended December 31, 2017, was $409 million compared with $564 million for the same period in 2016, representing a 27.5 percent decrease. Adjusted EBITDA for the three months ended December 31, 2017, includes an adjustment for the $591 million adverse impact of the change in estimate recorded during the three-month period to increase contractual allowances and the provision for bad debts as noted above.

The consolidated operating results for the three months ended December 31, 2017, reflect a 19.2 percent decrease in total admissions, and a 19.3 percent decrease in total adjusted admissions, compared with the same period in 2016. On a same-store basis, admissions decreased 1.7 percent and adjusted admissions decreased 0.9 percent during the three months ended December 31, 2017, compared with the same period in 2016. On a same-store basis (as further defined in footnote (a) on page 14), net operating revenues increased 1.8 percent during the three months ended December 31, 2017, compared with the same period in 2016.

Net operating revenues for the year ended December 31, 2017, totaled $15.353 billion, a 16.7 percent decrease, compared with $18.438 billion for the same period in 2016.

Loss from continuing operations attributable to Community Health Systems, Inc. common stockholders was $(2.447) billion, or $(21.89) per share (diluted), for the year ended December 31, 2017, compared with $(1.706) billion, or $(15.41) per share (diluted), for the same period in 2016. Excluding the adjusting items as presented in the table in footnote (h) on page 17, loss from continuing operations was $(1.20) per share (diluted).

Net loss attributable to Community Health Systems, Inc. common stockholders was $(2.459) billion, or $(22.00) per share (diluted), for the year ended December 31, 2017, compared with $(1.721) billion, or $(15.54) per share (diluted), for the same period in 2016. Excluding the adjusting items as presented in the table in footnote (h) on page 17, net loss attributable to Community Health Systems, Inc. common stockholders was $(1.26) per share (diluted), for the year ended December 31, 2017. Loss from discontinued operations, net of tax, for the year ended December 31, 2017, was approximately $(12) million, or $(0.11) per share (diluted). Weighted-average shares outstanding (diluted) were 112 million for the year ended December 31, 2017, and 111 million for the year ended December 31, 2016.

Adjusted EBITDA for the year ended December 31, 2017, was $1.703 billion compared with $2.225 billion for the same period in 2016, representing a 23.5 percent decrease. Adjusted EBITDA for the year ended December 31, 2017, includes an adjustment for the $591 million adverse impact of the change in estimate recorded during the three months ended December 31, 2017 to increase contractual allowances and the provision for bad debts as noted above.

The consolidated operating results for the year ended December 31, 2017, reflect a 13.9 percent decrease in total admissions, and a 14.5 percent decrease in total adjusted admissions, compared with the same period in 2016. On a same-store basis, admissions decreased 1.9 percent and adjusted admissions decreased 1.7 percent during the year ended December 31, 2017, compared with the same period in 2016. On a same-store basis (as further defined in footnote (a) on page 14), net operating revenues increased 0.2 percent during the year ended December 31, 2017, compared with the same period in 2016.

Commenting on the results, Wayne T. Smith, chairman and chief executive officer of Community Health Systems, Inc., said, “We are pleased with our progress in the fourth quarter and expect to carry that momentum through 2018, as we execute strategies that we believe will strengthen our core business and drive improved results. During the fourth quarter, we completed our 2017 announced divestiture plan and we intend to continue to optimize our portfolio in 2018 to help pay down debt and refine our portfolio to stronger markets. In 2018, we remain committed to growth initiatives to advance our competitive position, including expanding our transfer and access program across our

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

networks, launching Accountable Care Organizations, and strategically expanding outpatient services. We are also committed to driving operational efficiencies, and, as always, are dedicated to patient safety and clinical advancements that improve healthcare for the patients and communities we serve.”

On February 26, 2018, the Company amended its Credit Facility, with requisite revolving lender approval, to remove the EBITDA to interest expense ratio financial covenant, to replace the senior secured net debt to EBITDA ratio financial covenant with a first lien net debt to EBITDA ratio financial covenant, and to reduce the extended revolving credit commitments to $650 million (for a total of $840 million in revolving credit commitments when combined with the non-extended portion of the revolving credit facility). In addition, the Company agreed pursuant to the amendment to modify its ability to retain asset sale proceeds, and instead apply them to prepayments of term loans based on pro forma first lien leverage.

Impact of Hurricanes Harvey and Irma on Operating Results

During August and September 2017, the Company’s facilities in Victoria, Texas, experienced an interruption in business and incurred additional costs as a direct result of the landfall of Hurricane Harvey. Also during September 2017, due to the broad regional impact of Hurricane Irma, many of the Company’s hospital operations in the state of Florida and at one of its hospitals in the state of Georgia experienced disruptions, with the most significant impact on hospital operations in Key West and Punta Gorda, Florida. The Company estimates that these hurricanes resulted in a loss of net operating revenues together with incremental expenses directly related to hurricane response efforts of approximately $40 million in the aggregate during the year ended December 31, 2017 and the three months ended September 30, 2017. The impact on net operating revenues was the direct result of the evacuations and population disruption prior to the hurricanes, as well as during the aftermath and recovery efforts in the communities affected by the hurricanes. This estimated impact is prior to any insurance recoveries which the Company may receive.

Completion of 2017 Divestiture Plan and Expansion of Divestiture Plan in 2018

The Company completed its divestiture of six hospitals on October 1, 2017, and two hospitals on November 1, 2017, bringing its total completed divestitures during 2017 to the previously announced 30 hospitals that had been subject to definitive agreements. In addition to the previously announced divestiture of these 30 hospitals, the Company continues to receive interest from acquirers for certain of its hospitals. The Company is pursuing these interests for sale transactions involving hospitals with a combined total of approximately $2.0 billion in annual net operating revenues and combined mid-single digit Adjusted EBITDA margins.

To understand the impact of the recent divestiture activity, financial and statistical data for 2017 and 2016 presented in this press release include the following in operating results through the effective date of each respective transaction:

•	On April 29, 2016, the Company completed the spin-off of Quorum Health Corporation (“QHC”), comprised of 38 affiliated hospitals and related outpatient services in 16 states, together with Quorum Health Resources, LLC, a subsidiary providing management advisory and consulting services to non-affiliated hospitals. Same-store operating results and statistical data exclude information for the hospitals divested in the spin-off of QHC in the comparable period in 2016.

•	On April 29, 2016, the Company sold its unconsolidated minority equity interests in Valley Health System, LLC and Summerlin Hospital Medical Center, LLC, both joint ventures with Universal Health Systems, Inc. comprising a total of five hospitals in Las Vegas, Nevada.

•	On December 31, 2016, the Company sold an 80 percent majority ownership interest in its home care division to a subsidiary of Almost Family, Inc. Same-store operating results exclude the home care division in the comparable period in 2016.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

•	As part of its ongoing portfolio rationalization efforts, the Company sold 30 hospitals during 2017. Same-store operating results exclude the results of these hospitals divested in 2017 and the comparable period in 2016.

Information About Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is EBITDA adjusted to add back net income attributable to noncontrolling interests and to exclude the effect of discontinued operations, loss from early extinguishment of debt, impairment and (gain) loss on sale of businesses, gain on sale of investments in unconsolidated affiliates, expense incurred related to the spin-off of QHC, expense incurred related to the sale of a majority ownership interest in the Company’s home care division, expense (income) related to government and other legal settlements and related costs, expense related to employee termination benefits and other restructuring charges, (income) expense from fair value adjustments on the CVR agreement liability accounted for at fair value related to the HMA legal proceedings, and related legal expenses, and the overall impact of the change in estimate related to net patient revenue recorded in the fourth quarter of 2017 resulting from the increase in contractual allowances and the provision for bad debts.

Certain significant adjustments impacting reported amounts for the three months and year ended December 31, 2017, which were used in the calculation of Adjusted EBITDA, non-GAAP adjusted loss from continuing operations attributable to Community Health Systems, Inc. common stockholders per share (diluted) and non-GAAP adjusted net loss attributable to Community Health Systems, Inc. common stockholders per share (diluted) are further discussed below:

(i)	Impairment of Goodwill and Other Long-Lived Assets

During the three months ended December 31, 2017, the Company recorded non-cash impairment expense totaling $1.760 billion, resulting from an impairment charge of $1.419 billion on the value of goodwill for the Company’s hospital reporting unit and impairment charges of approximately $341 million to reduce the value of long-lived assets at hospitals that the Company has sold or identified for sale and at certain under-performing hospitals. The impairment charge recorded for goodwill resulted from a determination that the carrying value of the Company’s hospital operations reporting unit exceeded its fair value, primarily as the result of the decline in the Company’s market capitalization and fair value of long-term debt during the three months ended December 31, 2017, as well as a decrease in the estimated future earnings of the Company compared to previous estimates.

During the year ended December 31, 2017, the Company recorded non-cash impairment expense totaling $2.123 billion, resulting from the fourth quarter impairment charge of $1.419 billion on the value of goodwill for the Company’s hospital reporting unit noted above and impairment charges of approximately $704 million to reduce the value of long-lived assets at hospitals that the Company has sold or identified for sale and at certain under-performing hospitals.

The impairment charges do not have an impact on the calculation of the Company’s financial covenants under the Company’s Credit Facility.

(ii)	Change in Estimate for Patient Revenues and Patient Accounts Receivable

As required by generally accepted accounting principles, the Company adopted the new revenue recognition accounting standard on January 1, 2018. In connection with this adoption, during the fourth quarter of 2017, the Company completed an extensive analysis of its patient revenues and patient accounts receivable and developed new accounting processes and methodologies. This analysis also included an evaluation of patient accounts receivable retained after the 2017 divestitures of 30 hospitals, and certain other revenues. Based on the information obtained related to the aforementioned adoption, the financial results discussed below include a change in estimate recorded by the Company during the three months and year ended December 31, 2017 to increase contractual allowances and the provision for bad debts by approximately $591 million.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

These changes in estimate are not expected to have a material impact on the recognition of revenue on a prospective basis and do not have an impact on the calculation of the Company’s financial covenants under the Company’s Credit Facility. Additionally, the calculation of Adjusted EBITDA, as defined, excludes this change in estimate in the amounts presented below.

(iii)	Impact of Tax Reform Changes

The financial results for the three months and year ended December 31, 2017 include the estimated impact of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), which resulted in a recorded loss of $(0.29) per share (diluted) due to the net effect of changes to the corporate tax rate, changes in the deductibility of certain items, and the impact on the Company’s valuation allowances on existing deferred tax assets resulting from the enactment of the Tax Act in December 2017. The Company has accounted for the effects of the Tax Act using reasonable estimates based on currently available information and the Company’s interpretations thereof, and this estimated impact may be revised as a result of, among other things, changes in interpretations the Company has made and the issuance of new tax or accounting guidance.

For information regarding why the Company believes Adjusted EBITDA presents useful information to investors, and for a reconciliation of Adjusted EBITDA to net income attributable to Community Health Systems, Inc. stockholders, see footnote (e) to the Financial Highlights, Financial Statements and Selected Operating Data below.

Additionally, the Company has presented adjusted loss from continuing operations attributable to Community Health Systems, Inc. common stockholders per share (diluted) and adjusted net loss attributable to Community Health Systems, Inc. common stockholders per share (diluted) to reflect the impact on earnings per share from the selected items used in the calculation of Adjusted EBITDA. For a reconciliation of these measures, see footnote (h) to the Financial Highlights, Financial Statements and Selected Operating Data below.

Included on pages 19, 20, 21 and 22 of this press release are tables setting forth the Company’s 2018 annual earnings guidance. The 2018 guidance is based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time, and reflects the impact of planned divestitures in 2018.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns, leases or operates 127 affiliated hospitals in 20 states with an aggregate of approximately 21,000 licensed beds.

The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Community Health Systems, Inc. will hold a conference call on Wednesday, February 28, 2018, at 10:00 a.m. Central, 11:00 a.m. Eastern, to review financial and operating results for the fourth quarter and year ended December 31, 2017. Investors will have the opportunity to listen to a live Internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s website at www.chs.net. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will continue to be available through March 28, 2018. Copies of this press release and conference call slide show, as well as the Company’s Current Report on Form 8-K (including this press release), will be available on the Company’s website at www.chs.net.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Financial Highlights (a)(b)(c)(d)

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net operating revenues	$3,059	$4,469	$15,353	$18,438
Loss from continuing operations (f), (i), (j), (k)	(2,004)	(189)	(2,384)	(1,611)
Net loss attributable to Community Health Systems, Inc. stockholders	(2,013)	(220)	(2,459)	(1,721)
Adjusted EBITDA (e)	409	564	1,703	2,225
Net cash provided by operating activities	156	327	773	1,137
Basic loss per share attributable to Community Health Systems, Inc. common stockholders (l):
Continuing operations (f), (i), (j), (k)	$(17.95)	$(1.91)	$(21.89)	$(15.41)
Discontinued operations	(0.03)	(0.09)	(0.11)	(0.13)

Net loss	$(17.98)	$(1.99)	$(22.00)	$(15.54)

Diluted loss per share attributable to Community Health Systems, Inc. common stockholders (l):
Continuing operations (f), (h), (i), (j), (k)	$(17.95)	$(1.91)	$(21.89)	$(15.41)
Discontinued operations	(0.03)	(0.09)	(0.11)	(0.13)

Net loss (h)	$(17.98)	$(1.99)	$(22.00)	$(15.54)

Weighted-average number of shares outstanding (g):
Basic	112	111	112	111
Diluted	112	111	112	111

For footnotes, see pages 14, 15, 16, 17 and 18.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Loss (a)(b)(c)(d)

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2017		2016
	Amount	% of Net Operating Revenues	Amount	% of Net Operating Revenues
Operating revenues (net of contractual allowances and discounts)	$4,076		$5,147
Provision for bad debts	1,017		678

Net operating revenues	3,059	100.0%	4,469	100.0%

Operating costs and expenses:
Salaries and benefits	1,671	54.6%	2,087	46.7%
Supplies	616	20.1%	730	16.3%
Other operating expenses	881	28.9%	992	22.2%
Government and other legal settlements and related costs (j)	1	—%	5	0.1%
Electronic health records incentive reimbursement	(3)	(0.1)%	(15)	(0.3)%
Rent	88	2.9%	110	2.5%
Depreciation and amortization	196	6.4%	261	5.8%
Impairment and (gain) loss on sale of businesses, net (i)	1,760	57.5%	224	5.0%

Total operating costs and expenses	5,210	170.3%	4,394	98.3%

(Loss) income from operations (f), (i), (j)	(2,151)	(70.3)%	75	1.7%
Interest expense, net	225	7.4%	232	5.2%
Loss from early extinguishment of debt	5	0.2%	—	—%
Equity in earnings of unconsolidated affiliates	(2)	(0.1)%	(5)	(0.1)%

Loss from continuing operations before income taxes	(2,379)	(77.8)%	(152)	(3.4)%
(Benefit from) provision for income taxes	(375)	(12.3)%	37	0.8%

Loss from continuing operations (f), (i), (j)	(2,004)	(65.5)%	(189)	(4.2)%

Discontinued operations, net of taxes:
Loss from operations of entities sold or held for sale	(3)	(0.1)%	(3)	(0.1)%
Impairment of hospitals sold or held for sale	—	—%	(6)	(0.1)%

Loss from discontinued operations, net of taxes	(3)	(0.1)%	(9)	(0.2)%

Net loss	(2,007)	(65.6)%	(198)	(4.4)%
Less: Net income attributable to noncontrolling interests	6	0.2%	22	0.5%

Net loss attributable to Community Health Systems, Inc. stockholders	$(2,013)	(65.8)%	$(220)	(4.9)%

Basic loss per share attributable to Community Health Systems, Inc. common stockholders (l):
Continuing operations (f), (i), (j)	$(17.95)		$(1.91)
Discontinued operations	(0.03)		(0.09)

Net loss	$(17.98)		$(1.99)

Diluted loss per share attributable to Community Health Systems, Inc. common stockholders (l):
Continuing operations (f), (h), (i), (j)	$(17.95)		$(1.91)
Discontinued operations	(0.03)		(0.09)

Net loss (h)	$(17.98)		$(1.99)

Weighted-average number of shares outstanding (g):
Basic	112		111

Diluted	112		111

For footnotes, see pages 14, 15, 16, 17 and 18.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Loss (a)(b)(c)(d)

(In millions, except per share amounts)

(Unaudited)

	Year Ended December 31,
	2017		2016
	Amount	% of Net Operating Revenues	Amount	% of Net Operating Revenues
Operating revenues (net of contractual allowances and discounts)	$18,398		$21,275
Provision for bad debts	3,045		2,837

Net operating revenues	15,353	100.0%	18,438	100.0%

Operating costs and expenses:
Salaries and benefits	7,376	48.0%	8,624	46.8%
Supplies	2,672	17.4%	3,011	16.3%
Other operating expenses	3,864	25.2%	4,248	23.1%
Government and other legal settlements and related costs (j)	(31)	(0.2)%	16	0.1%
Electronic health records incentive reimbursement	(28)	(0.2)%	(70)	(0.4)%
Rent	394	2.6%	450	2.4%
Depreciation and amortization	861	5.6%	1,100	6.0%
Impairment and (gain) loss on sale of businesses, net (i)	2,123	13.8%	1,919	10.4%

Total operating costs and expenses	17,231	112.2%	19,298	104.7%

Loss from operations (f), (i), (j)	(1,878)	(12.2)%	(860)	(4.7)%
Interest expense, net	931	6.1%	962	5.2%
Loss from early extinguishment of debt	40	0.3%	30	0.2%
Gain on sale of investments in unconsolidated affiliates (k)	—	—%	(94)	(0.5)%
Equity in earnings of unconsolidated affiliates	(16)	(0.1)%	(43)	(0.3)%

Loss from continuing operations before income taxes	(2,833)	(18.5)%	(1,715)	(9.3)%
Benefit from income taxes	(449)	(3.0)%	(104)	(0.6)%

Loss from continuing operations (f), (i), (j), (k)	(2,384)	(15.5)%	(1,611)	(8.7)%

Discontinued operations, net of taxes:
Loss from operations of entities sold or held for sale	(6)	(0.1)%	(7)	—%
Impairment of hospitals sold or held for sale	(6)	—%	(8)	(0.1)%

Loss from discontinued operations, net of taxes	(12)	(0.1)%	(15)	(0.1)%

Net loss	(2,396)	(15.6)%	(1,626)	(8.8)%
Less: Net income attributable to noncontrolling interests	63	0.4%	95	0.5%

Net loss attributable to Community Health Systems, Inc. stockholders	$(2,459)	(16.0)%	$(1,721)	(9.3)%

Basic loss per share attributable to Community Health Systems, Inc. common stockholders:
Continuing operations (f), (i), (j), (k)	$(21.89)		$(15.41)
Discontinued operations	(0.11)		(0.13)

Net loss	$(22.00)		$(15.54)

Diluted loss per share attributable to Community Health Systems, Inc. common stockholders:
Continuing operations (f), (h), (i), (j), (k)	$(21.89)		$(15.41)
Discontinued operations	(0.11)		(0.13)

Net loss (h)	$(22.00)		$(15.54)

Weighted-average number of shares outstanding (g):
Basic	112		111

Diluted	112		111

For footnotes, see pages 14, 15, 16, 17 and 18.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Loss

(In millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net loss	$(2,007)	$(198)	$(2,396)	$(1,626)
Other comprehensive income, net of income taxes:
Net change in fair value of interest rate swaps, net of tax	11	28	19	17
Net change in fair value of available-for-sale securities, net of tax	1	(3)	8	(11)
Amortization and recognition of unrecognized pension cost components, net of tax	12	(1)	14	3

Other comprehensive income	24	24	41	9

Comprehensive loss	(1,983)	(174)	(2,355)	(1,617)
Less: Comprehensive income attributable to noncontrolling interests	6	22	63	95

Comprehensive loss attributable to Community Health Systems, Inc. stockholders	$(1,989)	$(196)	$(2,418)	$(1,712)

For footnotes, see pages 14, 15, 16, 17 and 18.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Selected Operating Data (a)(c)

(Dollars in millions)

(Unaudited)

	Three Months Ended December 31,
	Consolidated			Same-Store
	2017	2016	% Change	2017	2016	% Change
Number of hospitals (at end of period)	125	155		125	125
Licensed beds (at end of period)	20,850	26,222		20,850	20,979
Beds in service (at end of period)	18,457	23,229		18,457	18,662
Admissions	164,365	203,496	-19.2%	163,859	166,688	-1.7%
Adjusted admissions	355,418	440,160	-19.3%	354,134	357,170	-0.9%
Patient days	726,882	910,209		724,920	738,864
Average length of stay (days)	4.4	4.5		4.4	4.4
Occupancy rate (average beds in service)	42.8%	42.6%		42.7%	43.0%
Net operating revenues	$3,059	$4,469	-31.6%	$3,640	$3,576	1.8%
Net inpatient revenues as a % of net patient revenues before provision for bad debts (1)	43.4%	43.6%		43.4%	44.5%
Net outpatient revenues as a % of net patient revenues before provision for bad debts (1)	56.6%	56.4%		56.6%	55.5%
(Loss) income from operations (f), (i), (j)	$(2,151)	$75	-2968.0%
(Loss) income from operations as a % of net operating revenues	-70.3%	1.7%
Depreciation and amortization	$196	$261
Equity in earnings of unconsolidated affiliates	$(2)	$(5)
Net loss attributable to Community Health Systems, Inc. stockholders	$(2,013)	$(220)	-815.0%
Net loss attributable to Community Health Systems, Inc. stockholders as a % of net operating revenues	-65.8%	-4.9%
Adjusted EBITDA (e)	$409	$564	-27.5%
Adjusted EBITDA as a % of net operating revenues	13.4%	12.6%
Net cash provided by operating activities	$156	$327	-52.3%

For footnotes, see pages 14, 15, 16, 17 and 18.

(1)	This calculation excludes the change in estimate related to net patient revenue to increase contractual allowances recorded during the three months ended December 31, 2017.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Selected Operating Data (a)(c)

(Dollars in millions)

(Unaudited)

	Year Ended December 31,
	Consolidated			Same-Store
	2017	2016	% Change	2017	2016	% Change
Number of hospitals (at end of period)	125	155		125	125
Licensed beds (at end of period)	20,850	26,222		20,850	20,979
Beds in service (at end of period)	18,457	23,229		18,457	18,662
Admissions	738,036	857,412	-13.9%	659,681	672,375	-1.9%
Adjusted admissions	1,596,739	1,867,348	-14.5%	1,421,816	1,446,502	-1.7%
Patient days	3,296,469	3,832,104		2,937,290	2,990,760
Average length of stay (days)	4.5	4.5		4.5	4.4
Occupancy rate (average beds in service)	43.3%	43.1%		43.4%	43.8%
Net operating revenues	$15,353	$18,438	-16.7%	$14,142	$14,110	0.2%
Net inpatient revenues as a % of net patient revenues before provision for bad debts (1)	43.4%	43.2%		43.9%	44.1%
Net outpatient revenues as a % of net patient revenues before provision for bad debts (1)	56.6%	56.8%		56.1%	55.9%
Loss from operations (f), (i), (j)	$(1,878)	$(860)	-118.4%
Loss from operations as a % of net operating revenues	-12.2%	-4.7%
Depreciation and amortization	$861	$1,100
Equity in earnings of unconsolidated affiliates	$(16)	$(43)
Net loss attributable to Community Health Systems, Inc. stockholders	$(2,459)	$(1,721)	-42.9%
Net loss attributable to Community Health Systems, Inc. stockholders as a % of net operating revenues	-16.0%	-9.3%
Adjusted EBITDA (e)	$1,703	$2,225	-23.5%
Adjusted EBITDA as a % of net operating revenues	11.1%	12.1%
Net cash provided by operating activities	$773	$1,137	-32.0%

For footnotes, see pages 14, 15, 16, 17 and 18.

(1)	This calculation excludes the change in estimate related to net patient revenue to increase contractual allowances recorded during the three months ended December 31, 2017.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (b)

(In millions, except share data)

(Unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$563	$238
Patient accounts receivable, net of allowance for doubtful accounts of $3,870 and $3,773 at December 31, 2017 and 2016, respectively	2,384	3,176
Supplies	444	480
Prepaid income taxes	17	17
Prepaid expenses and taxes	198	187
Other current assets	462	568

Total current assets	4,068	4,666

Property and equipment:
Land and improvements	671	782
Buildings and improvements	6,971	7,438
Equipment and fixtures	3,855	4,202

Property and equipment, gross	11,497	12,422
Less accumulated depreciation and amortization	(4,445)	(4,273)

Property and equipment, net	7,052	8,149

Goodwill	4,723	6,521

Deferred income taxes	62	15

Other assets, net of accumulated amortization of $883 and $929 at December 31, 2017 and 2016	1,545	2,593

Total assets	$17,450	$21,944

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$33	$455
Accounts payable	967	995
Accrued liabilities:
Employee compensation	685	731
Accrued interest	229	207
Other	442	499

Total current liabilities	2,356	2,887

Long-term debt	13,880	14,789

Deferred income taxes	19	411

Other long-term liabilities	1,360	1,575

Total liabilities	17,615	19,662

Redeemable noncontrolling interests in equity of consolidated subsidiaries	527	554

EQUITY
Community Health Systems, Inc. stockholders’ (deficit) equity:
Preferred stock, $.01 par value per share, 100,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value per share, 300,000,000 shares authorized; 114,651,004 shares issued and outstanding at December 31, 2017, and 113,876,580 shares issued and outstanding at December 31, 2016	1	1
Additional paid-in capital	2,014	1,975
Accumulated other comprehensive loss	(21)	(62)
Accumulated deficit	(2,761)	(299)

Total Community Health Systems, Inc. stockholders’ (deficit) equity	(767)	1,615
Noncontrolling interests in equity of consolidated subsidiaries	75	113

Total (deficit) equity	(692)	1,728

Total liabilities and equity	$17,450	$21,944

For footnotes, see pages 14, 15, 16, 17 and 18.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

COMMUNITY HEALTH SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (b)

(In millions)

(Unaudited)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities
Net loss	$(2,396)	$(1,626)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	861	1,100
Deferred income taxes	(454)	(116)
Government and other legal settlements and related costs (j)	9	16
Stock-based compensation expense	24	46
Impairment of hospitals sold or held for sale	6	8
Impairment and (gain) loss on sale of businesses, net (i)	2,123	1,919
Loss from early extinguishment of debt	40	30
Gain on sale of investments in unconsolidated affiliates (k)	—	(94)
Other non-cash expenses, net	35	31
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	732	(96)
Supplies, prepaid expenses and other current assets	(33)	25
Accounts payable, accrued liabilities and income taxes	(69)	(137)
Other	(105)	31

Net cash provided by operating activities	773	1,137

Cash flows from investing activities
Acquisitions of facilities and other related businesses	(6)	(123)
Purchases of property and equipment	(564)	(744)
Proceeds from disposition of hospitals and other ancillary operations	1,692	143
Proceeds from sale of property and equipment	7	15
Purchases of available-for-sale securities	(125)	(505)
Proceeds from sales of available-for-sale securities	208	464
Proceeds from sale of investments in unconsolidated affiliates	—	403
Distribution from Quorum Health Corporation	—	1,219
Increase in other investments	(143)	(242)

Net cash provided by investing activities	1,069	630

Cash flows from financing activities
Repurchase of restricted stock shares for payroll tax withholding requirements	(5)	(6)
Deferred financing costs and other debt-related costs	(66)	(26)
Proceeds from noncontrolling investors in joint ventures	5	—
Redemption of noncontrolling investments in joint ventures	(6)	(19)
Distributions to noncontrolling investors in joint ventures	(100)	(92)
Proceeds from sale-lease back	—	159
Borrowings under credit agreements	841	4,879
Issuance of long-term debt	3,100	—
Proceeds from receivables facility	105	107
Repayments of long-term indebtedness	(5,391)	(6,715)

Net cash used in financing activities	(1,517)	(1,713)

Net change in cash and cash equivalents	325	54
Cash and cash equivalents at beginning of period	238	184

Cash and cash equivalents at end of period	$563	$238

For footnotes, see pages 14, 15, 16, 17 and 18.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data

(a)	Continuing operating results exclude discontinued operations for the three months and years ended December 31, 2017 and 2016. Both financial and statistical results exclude entities in discontinued operations for all periods presented. Same-store operating results and statistical data exclude information for the hospitals sold during the period and the hospitals divested in the spin-off of QHC in the comparable period in 2016. Such same-store operating results and statistical information also exclude the overall impact of the change in estimate related to net patient revenue recorded in the fourth quarter of 2017.

(b)	The contingent value right (“CVR”) entitles the holder to receive a cash payment up to $1.00 per CVR (subject to downward adjustment but not below zero), subject to the final resolution of certain legal matters pertaining to Health Management Associates, Inc. (“HMA”), as defined in the CVR agreement. If the aggregate amount of applicable losses under the CVR agreement exceeds a deductible of $18 million, then the amount payable in respect of each CVR shall be reduced (but not below zero) by an amount equal to the quotient obtained by dividing: (a) the product of (i) all losses in excess of the deductible and (ii) 90%; by (b) the number of CVRs outstanding on the date on which final resolution of the existing litigation occurs. Since the HMA acquisition date of January 27, 2014, approximately $34 million in costs have been incurred and approximately $30 million of settlements have been paid related to certain HMA legal matters, which collectively exceed the deductible of $18 million under the CVR agreement. The Company previously recorded an estimated fair value of the remaining underlying claims that will be covered by the CVR of $284 million as part of the acquisition accounting for HMA, which, after consideration of amounts paid and current estimates of valuation inputs, has been adjusted to its estimated fair value of $256 million at December 31, 2017. In addition, although future legal fees (which are expensed as incurred) associated with the HMA legal matters have not been accrued or included in the table below, such legal fees are taken into account in determining the total amount of reductions applied to the amounts owed to CVR holders.

The following table presents the impact of the recorded amounts as described above as applied to the CVR and the $18 million deductible and 10% co-insurance amounts (in millions):

As of December 31, 2017
Legal and other related costs incurred to date	$34
Settlements	30
Estimated liability for probable contingencies	—
Estimated liability for unresolved contingencies at fair value	256

Costs incurred plus certain estimated liabilities for CVR-related matters	320
Allocated to:
CHS deductible of $18 million	(18)
CHS co-insurance at 10%	(29)

Recorded amounts that reduce CVR value after giving effect to deductible and co-insurance	$273

CVRs outstanding	265

(c)	Included in discontinued operations for the three months and years ended December 31, 2017 and 2016, are three smaller hospitals, two of which are being actively marketed for sale and one hospital that sold effective May 1, 2017. The after-tax loss for the sold or held for sale hospitals, was approximately $3 million and $9 million for the three months ended December 31, 2017 and 2016, respectively, and approximately $12 million and $15 million for the years ended December 31, 2017 and 2016, respectively.

-MORE-

CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data (Continued)

(d)	The following table provides information needed to calculate loss per share, which is adjusted for income attributable to noncontrolling interests (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Loss from continuing operations attributable to Community Health Systems, Inc. common stockholders:
Loss from continuing operations, net of taxes	$(2,004)	$(189)	$(2,384)	$(1,611)
Less: Income from continuing operations attributable to noncontrolling interests, net of taxes	6	22	63	95

Loss from continuing operations attributable to Community Health Systems, Inc. common stockholders —basic and diluted	$(2,010)	$(211)	$(2,447)	$(1,706)

Loss from discontinued operations attributable to Community Health Systems, Inc. common stockholders:
Loss from discontinued operations, net of taxes	$(3)	$(9)	$(12)	$(15)
Less: Loss from discontinued operations attributable to noncontrolling interests, net of taxes	—	—	—	—

Loss from discontinued operations attributable to Community Health Systems, Inc. common stockholders — basic and diluted	$(3)	$(9)	$(12)	$(15)

(e)	EBITDA is a non-GAAP financial measure which consists of net loss attributable to Community Health Systems, Inc. before interest, income taxes, and depreciation and amortization. Adjusted EBITDA, also a non-GAAP financial measure, is EBITDA adjusted to add back net income attributable to noncontrolling interests and to exclude the effect of discontinued operations, loss from early extinguishment of debt, impairment and (gain) loss on sale of businesses, gain on sale of investments in unconsolidated affiliates, expense incurred related to the spin-off of QHC, expense incurred related to the sale of a majority ownership interest in the Company’s home care division, expense (income) related to government and other legal settlements and related costs, expense related to employee termination benefits and other restructuring charges, (income) expense from fair value adjustments on the CVR agreement liability accounted for at fair value related to the HMA legal proceedings, and related legal expenses, and the overall impact of the change in estimate related to net patient revenue recorded in the fourth quarter of 2017 resulting from the increase in contractual allowances and the provision for bad debts. During the three months ended December 31, 2017, the Company increased contractual allowances and the provision for bad debts after completing an extensive analysis of the Company’s patient revenues and patient accounts receivable that was initiated as part of the development of new accounting processes and methodologies to adopt the new accounting standard on revenue recognition as required by generally accepted accounting principles on January 1, 2018. This analysis included an evaluation during the fourth quarter of 2017 of the Company’s patient accounts receivable retained after the divestiture of 30 hospitals during 2017 and additional allowances recorded on such accounts receivable based on updated estimates of future collections, and certain other revenues. The full impact of this change in estimate is included in the reported results of operations for the three months and year ended December 31, 2017. These changes in estimate are not expected to have a material impact on the recognition of revenue on a prospective basis. The Company has included this adjustment in the calculation of Adjusted EBITDA based on its belief that these changes in estimate are consistent with the intended purpose of Adjusted EBITDA in assessing the Company’s operational performance and compare the Company’s performance between periods. The Company has from time to time sold noncontrolling interests in certain of its subsidiaries or acquired subsidiaries with existing noncontrolling interest ownership positions. The Company believes that it is useful to present Adjusted EBITDA because it adds back the portion of EBITDA attributable to these third-party interests and clarifies for investors the Company’s portion of EBITDA generated by continuing operations. The Company reports Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess the operating performance of the Company’s hospital operations and to make decisions on the allocation of resources. Adjusted EBITDA is also used to evaluate the performance of the Company’s executive management team and is one of the primary targets used to determine short-term cash incentive compensation. In addition, management utilizes Adjusted EBITDA in assessing the Company’s consolidated results of operations and operational performance and in comparing the Company’s results of operations between periods. The Company believes it is useful to provide investors and other users of the Company’s financial statements this performance measure to align with how management assesses the Company’s results of operations. Adjusted EBITDA also is comparable to a similar metric called Consolidated EBITDA, as defined in the Company’s senior secured credit facility, which is a key component in the determination of the Company’s compliance with some of the covenants under the Company’s senior secured credit facility (including the Company’s ability to service debt and incur capital expenditures), and is used to determine the interest rate and commitment fee payable under the senior secured credit facility (although Adjusted EBITDA does not include all of the adjustments described in the senior secured credit facility).

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data (Continued)

Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP. It should not be considered in isolation or as a substitute for net income, operating income, or any other performance measure calculated in accordance with U.S. GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance. The Company believes such adjustments are appropriate as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Additionally, this calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reflects the reconciliation of Adjusted EBITDA, as defined, to net loss attributable to Community Health Systems, Inc. stockholders as derived directly from the condensed consolidated financial statements (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net loss attributable to Community Health Systems, Inc. stockholders	$(2,013)	$(220)	$(2,459)	$(1,721)
Adjustments:
(Benefit from) provision for income taxes	(375)	37	(449)	(104)
Depreciation and amortization	196	261	861	1,100
Net income attributable to noncontrolling interests	6	22	63	95
Loss from discontinued operations	3	9	12	15
Interest expense, net	225	232	931	962
Loss from early extinguishment of debt	5	—	40	30
Impairment and (gain) loss on sale of businesses, net	1,760	224	2,123	1,919
Change in estimate for contractual allowances and provision for bad debts	591	—	591	—
Gain on sale of investments in unconsolidated affiliates	—	—	—	(94)
Expense (income) from government and other legal settlements and related costs	1	5	(31)	16
(Income) expense from fair value adjustments and legal expenses related to cases covered by the CVR	—	(6)	6	(6)
Expense related to the sale of a majority interest in home care division	—	—	1	1
Expense related to the spin-off of QHC	—	—	—	12
Expense related to employee termination benefits and other restructuring charges	10	—	14	—

Adjusted EBITDA	$409	$564	$1,703	$2,225

(f)	Included in non-same-store loss from operations and loss from continuing operations are pre-tax charges related to acquisition costs of less than $1 million and $1 million for the three months ended December 31, 2017 and 2016, respectively, and $2 million and $5 million for the years ended December 31, 2017 and 2016, respectively.

(g)	The following table sets forth components reconciling the basic weighted-average number of shares to the diluted weighted-average number of shares (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Weighted-average number of shares outstanding—basic	112	111	112	111
Add effect of dilutive securities:
Stock awards and options	—	—	—	—

Weighted-average number of shares outstanding—diluted	112	111	112	111

The Company generated a loss from continuing operations attributable to Community Health Systems, Inc. common stockholders for the three months and years ended December 31, 2017 and 2016, so the effect of dilutive securities is not considered because their effect would be antidilutive. If the Company had generated income from continuing operations, the effect of restricted stock awards on the diluted shares calculation would have been an increase of 3,000 shares and 650,071 shares during the three months ended December 31, 2017 and 2016, respectively, and 111,464 shares and 331,518 shares during the years ended December 31, 2017 and 2016, respectively.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data (Continued)

(h)	The following supplemental tables reconcile loss from continuing operations and net loss attributable to Community Health Systems, Inc. common stockholders, as reported, on a per share (diluted) basis, with the adjustments described herein (total per share amounts may not add due to rounding). The Company believes that the presentation of non-GAAP adjusted loss from continuing operations per share (diluted) and non-GAAP adjusted net loss attributable to Community Health Systems, Inc. common stockholders presents useful information to investors through highlighting the impact on earnings per share of selected items used in calculating Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Loss from continuing operations, as reported	$(17.95)	$(1.91)	$(21.89)	$(15.41)
Adjustments:
Loss from early extinguishment of debt	0.03	—	0.23	0.17
Impairment and (gain) loss on sale of businesses, net	13.94	2.35	16.84	16.07
Expense (income) from government and other legal settlements and related costs	—	0.03	(0.18)	0.09
(Income) expense from fair value adjustments and legal expenses related to cases covered by the CVR	—	(0.04)	0.04	(0.04)
Gain on sale of investments in unconsolidated affiliates	—	—	—	(0.54)
Expense related to the spin-off of QHC	—	0.02	—	0.10
Expense related to the sale of a majority interest in home care division	—	—	—	0.01
Expense related to employee termination benefits and other restructuring charges	0.06	—	0.08	—
Change in estimate for contractual allowances and provision for bad debts	3.38	—	3.38	—
Expense related to change in Corporate income tax rate	0.29	—	0.29	—

(Loss) income from continuing operations, excluding adjustments	$(0.25)	$0.46	$(1.20)	$0.46

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net loss, as reported	$(17.98)	$(1.99)	$(22.00)	$(15.54)
Adjustments:
Loss from early extinguishment of debt	0.03	—	0.23	0.17
Impairment and (gain) loss on sale of businesses, net	13.94	2.35	16.84	16.07
Expense (income) from government and other legal settlements and related costs	—	0.03	(0.18)	0.09
(Income) expense from fair value adjustments and legal expenses related to cases covered by the CVR	—	(0.04)	0.04	(0.04)
Gain on sale of investments in unconsolidated affiliates	—	—	—	(0.54)
Expense related to the spin-off of QHC	—	0.02	—	0.10
Expense related to the sale of a majority interest in home care division	—	—	—	0.01
Expense related to employee termination benefits and other restructuring charges	0.06	—	0.08	—
Change in estimate for contractual allowances and provision for bad debts	3.38	—	3.38	—
Expense related to change in Corporate income tax rate	0.29	—	0.29	—
Impairment of long-lived assets in discontinued operations	—	0.06	0.05	0.07

Net (loss) income, excluding adjustments	$(0.28)	$0.43	$(1.26)	$0.40

-MORE-

CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

Footnotes to Financial Highlights, Financial Statements and Selected Operating Data (Continued)

(i)	Both loss from operations and loss from continuing operations for the three months and year ended December 31, 2017, included non-cash expense of approximately $1.760 billion and $2.123 billion, respectively, primarily from an impairment charge with respect to the value of goodwill for the Company’s hospital reporting unit and impairment charges to reduce the value of long-lived assets at hospitals that the Company has sold or identified for sale and at certain under-performing hospitals. Both income from operations and loss from continuing operations for the three months ended December 31, 2016, included non-cash net expense of approximately $224 million, primarily related to impairment charges totaling approximately $315 million to reduce the value of long-lived assets, primarily allocated goodwill, at certain under-performing hospitals and hospitals that the Company had identified for sale, which were partially offset by the gain of $91 million on the sale of a majority ownership interest in the Company’s home care division. Both loss from operations and loss from continuing operations for the year ended December 31, 2016, included an impairment charge of approximately $1.919 billion, of which $1.395 billion was a charge related to the write-down of a portion of the goodwill for the Company’s hospital operation reporting unit, and $598 million was a charge related to the adjustment of the fair value of long-lived assets at certain of the Company’s underperforming hospitals and some of the hospitals that the Company was marketing for sale that had experienced declining operating results or had a decline in their estimated fair value since the Company’s previous impairment review. These impairment charges were partially offset by the gain on the sale of a majority ownership interest in the Company’s home care division of $91 million. Also, included in loss from operations and loss from continuing operations for the year ended December 31, 2016, was an impairment charge of approximately $17 million incurred during the three months ended March 31, 2016, related to the write-down of a portion of the goodwill allocated to the divestitures of Lehigh Regional Medical Center and Bartow Regional Medical Center, as well as the impairment of certain long-lived assets at one of the Company’s smaller hospitals where the decision was made during the quarter ended March 31, 2016, to permanently close the hospital. These impairment charges do not have an impact on the calculation of the Company’s financial covenants under the Company’s Credit Facility.

(j)	The $0.18 per share (diluted) of income for “Government and other legal settlements and related costs” for the year ended December 31, 2017, is primarily the impact of the shareholder derivative action settled during the year ended December 31, 2017, net of related legal expenses. The $(0.03) and $(0.09) per share (diluted) of expense for “Government and other legal settlements and related costs” for the three months and year ended December 31, 2016, respectively, is the net impact of several lawsuits settled in principle during the three months and year ended December 31, 2016, and related legal expenses.

(k)	On April 29, 2016, the Company sold its unconsolidated minority equity interests in Valley Health System, LLC, a joint venture with Universal Health Systems, Inc. (“UHS”) representing four hospitals in Las Vegas, Nevada, in which the Company owned a 27.5% interest, and in Summerlin Hospital Medical Center, LLC, a joint venture with UHS representing one hospital in Las Vegas, Nevada, in which the Company owned a 26.1% interest. The Company received $403 million in cash in return for the sale of its equity interests and recognized a $94 million gain on sale of investments in unconsolidated affiliates during the year ended December 31, 2016.

(l)	Total per share amounts may not add due to rounding.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

Regulation FD Disclosure

Set forth below is selected information concerning the Company’s projected consolidated operating results for the year ending December 31, 2018. These projections are based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time. The 2018 guidance should be considered in conjunction with the assumptions included herein. See pages 21 and 22 for a list of factors that could affect the future results of the Company or the healthcare industry generally.

The following is provided as guidance to analysts and investors:

	2018 Projection Range
Net operating revenues (in millions)	$13,600	to	$13,900
Adjusted EBITDA (in millions)	$1,550	to	$1,650
Loss from continuing operations per share—diluted	$(1.50)	to	$(1.10)
Same-store hospital annual adjusted admissions	(0.5)%	to	0.5%
Weighted-average diluted shares, in millions	113.0	to	114.0

The following assumptions were used in developing the 2018 guidance provided above:

•	The guidance above includes approximately $1.0 billion of net operating revenues with low to mid-single digit Adjusted EBITDA margins, related to divestitures we anticipate to occur throughout 2018. The operations associated with these anticipated divestitures generated approximately $2.0 billion of net operating revenues in 2017 with mid-single digit Adjusted EBITDA margins.

•	The Company’s projections also exclude the following:

•	Payments related to the CVRs issued in connection with the HMA acquisition, and changes in the valuation of liabilities underlying the CVR;

•	Effects of potential debt refinancing activities, including losses from the early extinguishment of debt;

•	Impairment of goodwill and long-lived assets;

•	Gains or losses from the sales of businesses;

•	Employee termination benefits and restructuring costs;

•	Resolution of government investigations or other significant legal settlements;

•	Costs incurred in connection with divestitures;

•	Insurance recoveries that may be received for property losses and business interruption coverage related to Hurricanes Harvey and Irma;

•	Changes in the estimated impact of the Tax Cuts and Jobs Act on our deferred tax assets and liabilities; and

•	Other significant gains or losses that neither relate to the ordinary course of business nor reflect the Company’s underlying business performance.

Other assumptions used in the above guidance:

•	Health Information Technology (HITECH) electronic health records incentive reimbursement will be zero for the year ending December 31, 2018.

•	Same-store hospital annual adjusted admissions decline of (0.5)% to growth of 0.5% for 2018, which does not take into account service closures and weather-related or other unusual events.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

•	Expressed as a percentage of net operating revenues, depreciation and amortization of approximately 5.0% to 5.1% for 2018. Additionally, this is a fixed cost and the percentages may change as revenue varies. Such amounts exclude the possible impact of any future hospital fixed asset impairments.

•	Interest expense, expressed as a percentage of net operating revenues, of approximately 6.5% to 6.6%; however, interest expense may vary as revenue varies. Interest expense has been adjusted to reflect the repayment of debt with proceeds from the anticipated divestitures, based on the expected timing of those divestitures. Total fixed rate debt, including swaps, is expected to average approximately 85% to 95% of total debt during 2018.

•	Expressed as a percentage of net operating revenues, net income attributable to noncontrolling interests of approximately 0.5% to 0.6% for 2018.

•	Expressed as a percentage of net operating revenues, provision for income taxes of approximately 0.5% to 0.6% for 2018.

A reconciliation of the Company’s projected 2018 Adjusted EBITDA, a forward-looking non-GAAP financial measure, to the Company’s projected net loss attributable to Community Health Systems, Inc. stockholders, the most directly comparable GAAP financial measure, is shown below:

	Year Ending December 31, 2018
	Low	High
Net loss attributable to Community Health Systems, Inc. stockholders (1)	$(171)	$(124)
Adjustments:
Depreciation and amortization	690	700
Interest expense, net	890	910
Provision for income taxes	71	89
Net income attributable to noncontrolling interests	70	75

Adjusted EBITDA (1)	$1,550	$1,650

(1)	The Company does not include in this reconciliation the impact of certain items not included in the Company’s forecast set forth above that would be included in a reconciliation of historical net loss attributable to Community Health Systems, Inc. stockholders to Adjusted EBITDA such as, but not limited to, losses from early extinguishment of debt, impairment and (gain) loss on sale of businesses, and expense (income) related to government and other legal settlements and related costs, in light of the fact that such items are not determinable and/or the inherent difficulty in quantifying such projected amounts on a forward-looking basis.

•	Capital expenditures are projected as follows (in millions):

2018 Guidance
Total	$475	to	$575

•	Net cash provided by operating activities, excluding cash flows related to the CVR and settlement of legal contingencies, is projected as follows (in millions):

2018 Guidance
Total	$700	to	$800

•	Diluted weighted-average shares outstanding are projected to be between approximately 113.0 million to 114.0 million for 2018.

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties. All statements in this press release other than statements of historical fact, including statements regarding projections, expected operating results, and other events that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “thinks,” and similar expressions, are forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and may be beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this press release.

These factors include, among other things:

•	general economic and business conditions, both nationally and in the regions in which we operate;

•	the impact of changes made to the Affordable Care Act, the potential for repeal or additional changes to the Affordable Care Act, its implementation or its interpretation (including through executive orders), as well as changes in other federal, state or local laws or regulations affecting our business;

•	the extent to which states support increases, decreases or changes in Medicaid programs, implement health insurance exchanges or alter the provision of healthcare to state residents through regulation or otherwise;

•	the future and long-term viability of health insurance exchanges and potential changes to the beneficiary enrollment process;

•	risks associated with our substantial indebtedness, leverage and debt service obligations, and the fact that a substantial portion of our indebtedness will mature and become due in the near future, including our ability to refinance such indebtedness on acceptable terms or to incur additional indebtedness;

•	demographic changes;

•	changes in, or the failure to comply with, governmental regulations;

•	potential adverse impact of known and unknown government investigations, audits, and federal and state false claims act litigation and other legal proceedings;

•	our ability, where appropriate, to enter into and maintain provider arrangements with payors and the terms of these arrangements, which may be further affected by the increasing consolidation of health insurers and managed care companies and vertical integration efforts involving payors and healthcare providers;

•	changes in, or the failure to comply with, contract terms with payors and changes in reimbursement rates paid by federal or state healthcare programs or commercial payors;

•	any potential additional impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets;

•	changes in inpatient or outpatient Medicare and Medicaid payment levels and methodologies;

•	the effects related to the continued implementation of the sequestration spending reductions and the potential for future deficit reduction legislation;

•	increases in the amount and risk of collectability of patient accounts receivable, including decreases in collectability which may result from, among other things, self-pay growth and difficulties in recovering payments for which patients are responsible, including co-pays and deductibles;

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CYH Announces Fourth Quarter and Year-End 2017 Results

February 27, 2018

•	the efforts of insurers, healthcare providers, large employer groups and others to contain healthcare costs, including the trend toward value-based purchasing;

•	our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, to the extent such payments have not expired;

•	increases in wages as a result of inflation or competition for highly technical positions and rising supply and drug costs due to market pressure from pharmaceutical companies and new product releases;

•	liabilities and other claims asserted against us, including self-insured malpractice claims;

•	competition;

•	our ability to attract and retain, at reasonable employment costs, qualified personnel, key management, physicians, nurses and other healthcare workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

•	changes in medical or other technology;

•	changes in U.S. generally accepted accounting principles;

•	the availability and terms of capital to fund any additional acquisitions or replacement facilities or other capital expenditures;

•	our ability to successfully make acquisitions or complete divestitures, including the disposition of hospitals and non-hospital businesses pursuant to our portfolio rationalization and deleveraging strategy, our ability to complete any such acquisitions or divestitures on desired terms or at all (including to realize the anticipated amount of proceeds from contemplated dispositions), the timing of the completion of any such acquisitions or divestitures, and our ability to realize the intended benefits from any such acquisitions or divestitures;

•	the impact that changes in our relationships with joint venture or syndication partners could have on effectively operating our hospitals or ancillary services or in advancing strategic opportunities;

•	our ability to successfully integrate any acquired hospitals, or to recognize expected synergies from acquisitions;

•	the impact of seasonal severe weather conditions, including the timing and amount of insurance recoveries in relation to severe weather events such as Hurricanes Harvey and Irma;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	timeliness of reimbursement payments received under government programs;

•	effects related to outbreaks of infectious diseases;

•	the impact of prior or potential future cyber-attacks or security breaches;

•	any failure to comply with the terms of the Corporate Integrity Agreement;

•	the concentration of our revenue in a small number of states;

•	our ability to realize anticipated cost savings and other benefits from our current strategic and operational cost savings initiatives;

•	changes in interpretations, assumptions and expectations regarding the Tax Act; and

•	the other risk factors set forth in our other public filings with the Securities and Exchange Commission.

The consolidated operating results for the three months and year ended December 31, 2017, are not necessarily indicative of the results that may be experienced for any future periods. The Company cautions that the projections for calendar year 2018 set forth in this press release are given as of the date hereof based on currently available information. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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